First M & F Corporation

September 30, 2009

Dear Shareholder:

Your third quarter dividend of $.01 per share is being paid today.  The same principles guided the third quarter dividend as the previous dividend.  The bank continues to be challenged by that portion of the loan portfolio allocated to the acquisition, construction and development of real estate projects.  This is primarily residential real estate but with some indications of the stress on commercial real estate.  Capital continues to be precious and new capital is still scarce.  Therefore the continued reduction of the dividend is an effective way to preserve capital.  A frequently asked question is when the dividend will be raised.  The answer is that the dividend can be raised when the fundamentals driving the lower dividend change: when earnings return and the loan portfolio challenges normalize.

There is an emerging consensus that the recession of 2008-2009 may be coming to a close.   Daily data and commentary indicate as much.  The consensus is also that the recovery is fragile.  Unemployment approaching 10% will not be materially reduced soon.  Real estate values, while “bottoming out” in many areas, are still much lower than two years ago.  Demand is existent but buyers are looking for bargains.  Most remediation of credit issues has come through the sales of real estate.  This will continue to be the case.  M&F has made the allocation of resources and personnel to complete this task.  There are encouraging signs that real estate markets are thawing as investors and users come off the sidelines.

Your company has of course focused much of its attention and resources upon recession and asset quality issues.  At the same time, the Board and staff have made tactical and strategic decisions with regard to efficiencies, costs, foot print and business models.  Branch consolidation has been approved; to close some branches without exiting any markets.  Business lines have been re-rationalized; staff productivity and adjustments have been examined and made.

Enthusiastic business development initiatives have been taken with positive sales results.  All M&F associates can and do focus upon sales opportunities.  These actions not only produce positive results now; but will bode well for the future.

Asset quality and the performance of the loan portfolio is the primary challenge we face.  Resolution of these issues will be expensive and will take time.  The unrelenting attention of the entire organization is focused upon working with borrowers and for shareholders.  The pain and loss has touched all constituencies: customers, associates, shareholders and communities.  M&F is progressing through the Great Recession of 2007-2008-2009 and 2010!  We shall continue to serve, grow, and earn in the future.

These have been and are unsettling times.  While positive signs abound, the issues we confront are not yet resolved.  M&F is already looking to brighter and better days which certainly lie ahead.  The dedication and resources needed to arrive at that place of well-being, growth and prosperity are before us and we shall soon arrive.

Thank you for your steadfast confidence in M&F.  We look forward to building value for you.  We shall be the better and stronger for what we have endured.

Respectfully,

Hugh S. Potts, Jr.
Chairman and CEO